EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135402 on Form S-8 of our report dated April 15, 2010 (July 23, 2010 as to the restatement described in Note 5), relating to the consolidated financial statements of First Federal Bancshares of Arkansas, Inc. which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, and our report dated April 15, 2010 relating to the effectiveness of First Federal Bancshares of Arkansas, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of First Federal Bancshares of Arkansas, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Little Rock, AR

July 23, 2010